Exhibit 23.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of the 2018 Stock Grant Plan of Good Gaming, Inc. on Form S-8 of our report dated April 15, 2021, which includes an explanatory paragraph as to the Good Gaming, Inc’s ability to continue as a going concern, relating to our audit of the balance sheets as of December 31, 2020 and 2019, and the statements of operations, stockholders’ deficit and cash flows for each of the two years ended December 31, 2020.

/s/ Boyle CPA, LLC

Bayville, NJ
August 13, 2021

361 Hopedale Drive SE	P (732) 822-4427
Bayville, NJ 08721	F (732) 510-0665